Exhibit 99.1

November 10, 2005

BEXIL CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN

New York — Bexil Corporation (AMEX: BXL) today announced that its Board of Directors has adopted a shareholder rights plan. The rights plan is designed to ensure that all Bexil shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire Bexil. The adoption of the rights plan is intended to deter partial and “two step” tender offers or other coercive takeover tactics, and to prevent an acquirer from gaining control of Bexil without offering a fair price to all of Bexil’s shareholders. The rights plan was not adopted in response to any known offers for Bexil and is similar to shareholder rights plans adopted by many other companies.

To implement the rights plan, the Board of Directors declared a dividend distribution of one right for each outstanding share of Bexil common stock, par value $.01 per share, to holders of record of the shares of common stock at the close of business on November 21, 2005. Each right entitles the registered holder to purchase from Bexil one one-thousandth of a share of preferred stock, par value $.01 per share. The rights will be distributed as a non-taxable dividend and will expire on November 21, 2015. The rights will be evidenced by the underlying Bexil common stock, and no separate preferred stock purchase rights certificates will presently be distributed. The rights to acquire preferred stock are not immediately exercisable and will become exercisable only if a person or group, other than certain exempt persons, acquires or commences a tender offer for 10% or more of Bexil’s common stock.

If a person or group, other than certain exempt persons, acquires or commences a tender offer for 10% or more of Bexil’s common stock, each holder of a right, except the acquirer, will be entitled, subject to Bexil’s right to redeem or exchange the right, to exercise, at an exercise price of $67.50, the right for one one-thousandth of a share of Bexil’s newly-created Series A Participating Preferred Stock, or the number of shares of Bexil common stock equal to the holder’s number of rights multiplied by the exercise price and divided by 50% of the market price of Bexil’s common stock on the date of the occurrence of such an event. Bexil’s Board of Directors may terminate the rights plan at any time or redeem the rights, for $0.01 per right, at any time before a person acquires 10% or more of Bexil’s common stock.

For a summary of the rights plan,visit the company’s website at http://www.bexil.com. A copy of the rights agreement will be filed with the Securities and Exchange Commission as an exhibit to a current report on Form 8-K.

Bexil is a holding company. The Company’s primary holding is a 50% interest in privately held York Insurance Services Group, Inc. (“York”). York is a privately owned insurance services business process sourcing companies in the United States. Since the 1930‘s, York through predecessor companies, has served as both an independent adjustment company and third party administrator providing claims data and risk related services to insurance companies, self insureds, and intermediaries throughout the United States. More recently York has established business units in the program management, licensed private investigation, recovery, environmental consulting, retail logistics and large/complex loss adjusting markets.

Our 50% interest in York is accounted for using the equity method and, therefore, York’s financial results are not consolidated with our own. More information about Bexil may be found at its web site http://www.bexil.com/.

This press release may contain forward-looking statements and similar expressions that reflect Bexil’s current expectations about its future performance, and are subject to risks, uncertainties and other factors that could cause Bexil’s actual performance to differ materially from those expressed in, or implied by, these forward-looking statements.

Contact: Thomas B. Winmill
President
Bexil Corporation
212-785-0400 ext 222
twinmill@bexil.com